EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Metro Information Services, Inc.:

We consent to incorporation by reference in registration statements (Nos. 333-22751, 333-22753 and 333-22777) on Form S-8 of Metro Information Services, Inc. of our reports dated January 29, 2001, relating to the consolidated balance sheets of Metro Information Services, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows and the schedule for each of the years in the three-year period ended December 31, 2000, which reports appear in the December 31, 2000 Annual Report on Form 10-K of Metro Information Services, Inc.

                                  /s/ KPMG LLP


Norfolk, Virginia
February 6, 2001